Exhibit 10.2
ESTABLISHMENT AND PURPOSE

On December 14, 1994, the Board of Directors of L.B. Foster Company (the “Company”) adopted the L.B. Foster Company Supplemental Executive Retirement Plan (the “Plan”). The Plan was effective January 1, 1994.

The Plan is intended to constitute a “top hat plan” described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (i.e., a plan which is unfunded and which is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). More specifically, the Plan was established to pay supplemental benefits to certain executive employees who qualify for benefits under the L.B. Foster Company 401(k) and Profit Sharing Plan (the “Qualified Plan”). The Plan is unfunded; the Company will make the Plan benefit payments solely from its general assets on a current disbursement basis.
    The principal objective of this Plan is to ensure the payment of a competitive level of benefits in order to attract, retain and motivate selected executives. This Plan is designed to provide retirement benefits lost due to Sections 401(a)(17), 402(g), and 401(a)(4) of the Internal Revenue Code (the “Code”), as well as any other sections of the Code limiting the amount the Company can contribute under the Qualified Plan.

The last restatement of the Plan document was effective January 1, 2012. This restatement of the Plan document is effective October 24, 2023. However, this restatement is not intended to change any of the substantive provisions of the Plan; it is intended only to incorporate certain clarifying language to assist those employees of the Company charged with the administration of the Plan as well as those employees who are Participants in the Plan. The Plan is intended to comply with the requirements of Section 409A of the Code in form and operation, and shall be interpreted in a manner consistent with Section 409A of the Code and regulations promulgated under Section 409A of the Code.

ARTICLE I
DEFINITIONS

    1.1    “Affiliated Company” means any subsidiary or affiliate of the Company, whether or not such entity has adopted the Plan, and any other entity which is a member of a controlled group as defined under the Code.

    1.2    “Beneficiary” means the person or persons designated by a Participant to receive payment of the Participant’s benefit under this Plan after the Participant’s death. At any time after commencement of participation, a Participant may designate a Beneficiary to receive the benefit from this Plan in the event of the Participant’s death. A Participant may change his or her designated Beneficiary at any time. A Participant may designate any person or persons as Beneficiaries. Unless otherwise provided in the Beneficiary designation form, each designated Beneficiary shall be entitled to equal shares of the benefits payable after the Participant’s death. If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant for a period of fifteen (15) days, the Participant’s surviving Spouse shall be the Beneficiary. If the Participant has no surviving Spouse, or if the surviving Spouse does not survive the Participant for a period of fifteen (15) days, the estate of the Participant shall be the Beneficiary.
    1.3    “Board of Directors” means the Board of Directors of the Company.
    1.4    “Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time.
    1.5    “Committee” means the Compensation Committee of the Board of Directors, or any successor committee to which duties similar to those of the Compensation Committee have been delegated by the Board of Directors.
    1.6    “Company” means the L.B. Foster Company, a corporation organized and existing under the laws of the State of Delaware, as well as any Affiliated Company which the Board of Directors has designated as eligible to adopt the Plan.
    1.7    “Compensation” means Compensation as defined in the Qualified Plan, but without regard to the limit imposed by Section 401(a)(17) of the Code and reflected in the Qualified Plan.
    1.8    “Disability” means the condition of a Participant who:
        (a)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
        (b)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
    1.9    “Early Retirement Date” means the first day of the month immediately following the month in which a Participant attains age 55.

    1.10    “Effective Date” means the effective date of this Plan. The Plan was originally effective January 1, 1994. This restatement of the Plan is effective October 24, 2023.
    1.11    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and as it may be further amended from to time.
    1.12    “Key Employee” means a Participant who is a key employee as defined in Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations under that section but disregarding Subsection 416(i)(5)).
    1.13    “Normal Retirement Date” means the first day of the month immediately following the month in which a Participant attains age 65.
    1.14    “Participant” means an employee of the Company who becomes and remains a Participant as provided in Article II.
    1.15    “Plan” means this Supplemental Executive Retirement Plan.
    1.16    “Plan Administrator” means the Committee.
    1.17    “Plan Sponsor” means the Company.
    1.16    “Qualified Plan” means the L.B. Foster Company 401(k) and Profit Sharing Plan, or such other defined contribution plan meeting the requirements of Section 401(a) of the Code as may be maintained by the Company and covering Participants in this Plan from time to time.
    1.17    “Separation From Service” means any event which constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h). For this purpose, a separation from service will be deemed to have occurred where the facts and circumstances indicate that the Company and the Participant reasonably anticipated that (a) no further services would be performed by the Participant for the Company after a certain date, or (b) the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to a level less than fifty percent (50%) of the average level of bona services performed (whether as an employee or independent contractor) over the immediately preceding period of thirty-six (36) months (or over the full period of services to the Company if the Participant has been providing services to the Company for a period of less than 36 months).
    1.18    “Spouse” means the lawful spouse of a Participant at the earlier of the Participant’s date of death or the date benefits commence to the Participant under the Plan.

ARTICLE II
PARTICIPATION

    2.1    Eligibility for Participation. Eligibility for participation in the Plan shall be limited to those individuals who comprise a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.
    2.2    Selection for Participation. Participation in the Plan is solely within the discretion of the Committee. The Committee shall individually select and name by resolution each eligible employee for participation in the Plan. An employee shall become a Participant as of the date specified in the resolution.
    2.3    Duration of Participation. A Participant shall remain a Participant only for so long as he continues in the employ of the Company, or the Committee, in its sole discretion, determines that the Participant shall no longer be a Participant.

ARTICLE III
ELIGIBILITY FOR RETIREMENT BENEFITS

    3.1    Normal Retirement. Each Participant who has a Separation From Service on or after his Normal Retirement Date shall be eligible to receive a retirement benefit on the date of his Separation From Service. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of the Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of the Separation From Service.
    3.2    Early Retirement. Each Participant who has a Separation From Service on or after his Early Retirement Date (but before his Normal Retirement Date) shall be eligible to receive a retirement benefit on the date of his Separation From Service, provided that the Participant has received the approval of the Committee to retire under the Plan. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of the Separation From Service.
    3.3    Death. The Beneficiary of a Participant who dies prior to Separation From Service (or following Separation From Service but prior to payment of the Participant’s benefit) shall receive such Participant’s retirement benefit on the first day of the second month following the month containing the date of such Participant’s death.
    3.4    Disability. Each Participant who has a Separation From Service due to Disability shall be eligible to receive a retirement benefit on the date of his Separation From Service.
    3.5    Involuntary Termination. Each Participant who has a Separation From Service due to involuntary termination by the Company (other than for cause) shall be eligible to receive a retirement benefit on the first day of the month following the month containing the date of such Separation From Service. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of Separation From Service or, if earlier, the date of the Participant’s death. Payment to a surviving Key Employee will be made as soon as administratively feasible in the seventh month following the month containing the date of Separation From Service.

ARTICLE IV
AMOUNT AND PAYMENT OF RETIREMENT BENEFIT

    4.1    Amount. The retirement benefit payable under this Plan shall be the amount accumulated in the individual bookkeeping account of the Participant under the Plan resulting from the following credits:

        (a)    Matching Contribution Credit. For each year or portion of a year in which the employee is a Participant, the Participant shall be credited with a matching contribution credit calculated as the difference (if any) between:

        (i)    the matching contribution that would have resulted under the Qualified Plan if the Participant had made elective contributions sufficient to generate the maximum rate of matching contribution available under the Qualified Plan, without regard to any limits imposed by the Code (such as the non-discrimination limit on elective contributions under Section 401(a)(4) of the Code, the dollar limit on compensation taken into account under Section 401(a)(17) of the Code, the dollar limit on elective contributions under IRC Section 402(g) of the Code, and the limits on annual additions under Section 415(c) of the Code), and

        (ii)    the same calculation but with compensation limited as required by Section 401(a)(17) of the Code.

This calculation is unrelated to the Participant’s actual rate of elective contributions under the Qualified Plan. Therefore, the matching contribution credit under this Plan is not conditioned on the Participant’s making or refraining from making elective contributions under the Qualified Plan.

Example: Suppose that under the Qualified Plan the Company matches elective contributions at a rate of dollar-for-dollar on elective contributions equal to the first one percent of compensation and then fifty cents on the dollar for elective contributions equal to the next six percent of compensation. Thus, the maximum match is four percent of compensation, which is generated by elective contributions of seven percent or more.

Suppose the dollar limit on elective contributions under Section 402(g) of the Code is $17,000 and the dollar limit on compensation imposed by Section 401(a)(17) of the Code is $250,000. Suppose the Participant has actual Compensation (as defined in this Plan) of $280,000. No assumption is necessary with regard to elective contributions made by the Participant, because whether the Participant actually made any elective contributions is irrelevant.

For the first factor, we assume elective contributions of seven percent—the rate that generates the maximum matching contribution rate of four percent under the Qualified Plan. The dollar limit on elective contributions would ordinarily prevent the Participant from making elective contributions of seven percent (as that would amount to $17,500, whereas the 402(g) limit is $17,000), but for this purpose we disregard the 402(g) limit.

Thus, the first factor above is four percent times $280,000, or $11,200. The second factor is four percent times $250,000, or $10,000. Thus, the matching contribution credit is $11,200 minus $10,000, or $1,200.

    (b)    Profit Sharing Credit. For each year or portion of a year in which the employee is a Participant, the Participant shall be credited with a profit sharing contribution credit calculated as the difference (if any) between:

        (i)    the profit sharing contribution that would have resulted if the applicable percentage rate had been applied to the Participant’s Compensation without regard to any limits imposed by the Code (such as the dollar limit on compensation taken into account under Section 401(a)(17) of the Code and the limits on annual additions under Section 415(c) of the Code), and

        (ii)    the actual profit sharing contribution allocated to the Participant under the Qualified Plan after application of the limitations of Section 401(a)(17) of the Code and Section 415(c) of the Code.

Example: Suppose that the Company made a profit sharing contribution for a particular plan year equal to two percent of compensation. The Participant had compensation of $280,000 for that year.

The first factor above is two percent times $280,000, or $5,600. The second factor is two percent times $250,000, or $5,000. Thus, the profit sharing contribution credit under this Plan is $5,600 minus $5,000, or $600.

    (c)    Interest Credit. The Company shall apply an interest credit each December 31 to the amounts of the matching contribution credit and the profit sharing credit that are credited to the Participant’s bookkeeping account for the year then ending, as well as to any previous year’s accumulated balance under this Plan, at the greater of:

        (i)    The calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31 of such year, or

        (ii)    A one-year annualized Treasury Bill interest rate as reported for the last Friday of each year.

    4.2    Form of Payment. The entire benefit payable to a Participant will be paid in the form of a single lump sum payment on the date specified in Article III.

SECTION V
MISCELLANEOUS

    5.1    Plan Amendment. Amendments to this Plan shall be made by resolution of the Board of Directors adopted in accordance with the by-laws of the Company and applicable corporation law. Alternatively, any one or more officers of the Company may adopt amendments if authority to amend the Plan has been delegated to them by the Board of Directors in accordance with the by-laws of the Company and applicable corporation law. A delegation may be general (by way of describing the general duties and responsibilities of the officers) or specific with regard to employee benefit plans such as this Plan and is not invalid merely because it was made before this Plan was established. An officer exercising delegated authority to amend the Plan shall memorialize that exercise in a writing signed by the officer.
    5.2    Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company; nor will it interfere with the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of this Plan.
    5.3    Unfunded Plan. This Plan is unfunded and has no assets. There is no trust or insurance. All payments made under the Plan are made from the general assets of the Company. Participation in the Plan gives a Participant nothing more than the Company’s contractual promise to pay deferred compensation when due in accordance with the terms of this Plan.
    5.4    Company Assets. The Company is not required to segregate, maintain or invest any portion of its assets by reason of its contractual commitment to pay deferred compensation under this Plan. If the Company nevertheless chooses to establish a reserve, such reserve shall remain an asset of the Company in which no Participant or Beneficiary has any right, title or interest. Participants and Beneficiaries entitled to deferred compensation under this Plan have the status of general unsecured creditors of the Company.
    5.5    Forfeiture. If a Participant is discharged by the Company for cause (conduct that is injurious to the Company, conduct which intentionally violates either the Company’s written policies or the reasonable directives of the Company’s Chief Executive Officer, or the commission of a felony) such Participant’s rights to any benefit under this Plan shall be forfeited. If the Committee determines that any Participant is engaged in any trade, profession or business which is, or is likely to be, detrimental to the best interests of the Company, or if the Committee determines that such Participant has used or is using trade secrets or other confidential information gained while in the employ of the Company, the Committee may, upon written notice to the Participant, suspend or forfeit the Participant’s right to any benefit under this Plan.
    5.6    Termination of Employment. No benefits are payable under this Plan if a Participant terminates his employment for any reason other than those specifically referred to in Article III.
    5.7    Plan Administrator. The Plan Administrator shall have all rights, duties and powers necessary or appropriate for the administration of the Plan.
    5.8    Plan Interpretation. Subject to the restrictions imposed by Section 409A of the Code concerning the timing and form of benefits and prohibitions on acceleration, the Plan Administrator shall have and shall exercise complete discretionary authority to construe, interpret and apply all of the terms of the Plan, including all matters relating to eligibility for benefits, amount, time or form of payment, and any disputed or allegedly doubtful terms. In exercising such discretion, the Plan Administrator shall give controlling weight to the intent of the Plan Sponsor.
    5.9    Decisions. All decisions of the Plan Administrator in the exercise of its authority under the Plan shall be binding on the Plan, the Plan Sponsor, and all Participants and Beneficiaries if not appealed in accordance with the appeal procedure. All decisions of the Plan Administrator on appeal shall be final and binding on the Plan, the Plan Sponsor and all Participants and Beneficiaries.
    5.10    Plan Document. Each Participant shall receive a copy of this Plan and the Committee will make available for each Participant a copy of any rules and regulations used by the Committee in the administration of the Plan.
    5.11    Participant Statements. Each Participant will be provided an annual summary of the amount of the retirement benefit allocated to the Participant under the Plan.
    5.12    Governing Law. This Plan is established under and will be construed according to the laws of the Commonwealth of Pennsylvania, to the extent not preempted by ERISA or other federal law.
    5.13    Clawback.    To the extent the L.B. Foster Company Amended and Restated Executive Recoupment Policy (as may be amended and restated from time to time, the “Clawback Policy”) is applicable to a Participant, it creates additional rights for the Company with respect to benefits accrued under this Plan. Notwithstanding any provisions in this Plan to the contrary, benefits accrued under this Plan and such other applicable compensation will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise or (b) any applicable laws that impose mandatory clawback or recoupment requirements, under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to the benefits accrued under this Plan and the recovery of amounts relating thereto. By participating in this Plan, the Participants consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup the benefits accrued under this Plan, any gains or earnings related thereto, or any other applicable compensation paid or payable under this Plan or otherwise that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

ARTICLE VI
CLAIMS AND APPEAL PROCEDURES

    6.1    Claim for Benefits. There should be no need to file a claim for benefits. The Company is expected to pay each Participant or Beneficiary automatically, in accordance with the terms of this Plan. Nevertheless, a Participant or Beneficiary may claim benefits under this Plan by filing a written claim with the Plan Administrator.
    6.2    Anti-Alienation. A Participant’s right to benefits under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.
    6.3    Appeal of Denied Claim. If a claim is denied and the claimant disagrees and wants to pursue the matter, the claimant must file an appeal in accordance with the following procedure. A claimant cannot take any other steps unless and until the appeal procedure has been exhausted. For example, if a claim is denied and the claimant does not use the appeal procedure, the denial is conclusive and cannot be challenged, even in court. An appeal is filed by writing to the Plan Administrator stating the reasons why the claimant disagrees with the denial. An appeal must be made within 60 days after the claim was denied. In the appeal process, the claimant has the right to review the pertinent documents, to be represented by another person, including a lawyer, and to present evidence and arguments in support of the appeal.
    6.4    Decision on Appeal. The Plan Administrator will issue a written decision on the appeal within 60 days. The Plan Administrator may, in its sole discretion, decide to hold a hearing, in which case it will issue its decision within 120 days. The decision will explain the reasoning of the Plan Administrator and refer to the specific provisions of this Plan on which the decision is based.

L. B. FOSTER COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective October 24, 2023